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Exhibit 10.22



June 23, 2000

Mark Guthrie

                               Retention Agreement

This agreement confirms our mutual understanding of the terms and conditions applying to your retention agreement.

Employee's employment with the Company is at-will, and may be terminated at any time by Employee or the Company at any time, with or without cause or notice. Employee agrees that during the remainder of his/her employment with the Company, he/she will perform his/her assignments and duties for the Company in a professional and competent manner to the satisfaction of the Company.

In exchange for Employee's (i) willingness to remain an employee in good standing of the Company through at least October 31, 2000 and (ii) hard work and efforts on behalf of the Company in the future, the Company will pay Employee a one-time retention bonus of $240,000.00, less applicable withholding (the "Bonus"). Provided that Employee remains an employee in good standing of the Company through October 31, 2000, the Bonus will be paid to Employee on November 15, 2000.

Unless your employment is terminated for cause (theft, dishonesty, misconduct, improper disclosure of confidential or proprietary information, and the like), and provided that you remain an employee through October 31, 2000, you will be paid a bonus of $240,000.00 (less all applicable withholding). If Employee's employment is terminated by the Company without cause prior to October 31, 2000, Employee will earn a pro-rated portion of the Bonus, based upon the number of full months and days worked by Employee for the Company between April 20, 2000 and October 31, 2000. To the extent earned, any pro-rated bonus will be paid to Employee eight days after the Employee's separation date. In exchange for the payment herein described, the employee agrees to execute a Release of Claims upon separation.

If Employee's employment with the Company terminates prior to October 31, 2000 for any reason other than without cause (including (his/her) resignation, disability or termination by the Company for cause), Employee will not earn all or any part of the Bonus.

In exchange for Employee's (i) willingness to remain an employee in good standing of the Company from November 1, 2000 through April 30, 2001 and (ii) hard work and efforts on behalf of the Company in the future, the Company will pay Employee a one-time retention bonus of $240,000.00, less applicable withholding (the "Bonus"). Provided that Employee remains an employee in good standing of the Company from



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November 1, 2000 through April 30, 2001, the Bonus will be paid to Employee on
May 15, 2001.

Unless your employment is terminated for cause (theft, dishonesty, misconduct, improper disclosure of confidential or proprietary information, and the like), and provided that you remain an employee from November 1, 2000 through April 30, 2001, you will be paid a bonus of $240,000.00 (less all applicable withholding). If Employee's employment is terminated by the Company without cause prior to April 30, 2001, Employee will earn a pro-rated portion of the Bonus, based upon the number of full months and days worked by Employee for the Company between November 1, 2000 and April 30, 2001. To the extent earned, any pro-rated bonus will be paid to Employee eight days after the Employee's separation date. In exchange for the payment herein described, the employee agrees to execute a Release of Claims upon separation.

If Employee's employment with the Company terminates between November 1, 2000 and April 30, 2001 for any reason other than without cause (including (his/her) resignation, disability or termination by the Company for cause), Employee will not earn all or any part of the Bonus.

For purposes of this Agreement, a termination "for cause" occurs if Employee is terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company's confidential or proprietary information, (iii) any action by Employee which has a material detrimental effect on the Company's reputation or business; (iv) Employee's failure or inability to perform any assigned duties after written notice from the Company to Employee of, and a reasonable opportunity to cure, such failure or inability; or (v) Employee's conviction (including any plea of guilty or no contest) for any criminal act that impairs (his/her) ability to perform (his/her) duties under this Agreement.

Any agreements between Employee and the Company concerning the Company's proprietary or confidential information, or the assignment of inventions by Employee to the Company, will remain in full force and effect during the remainder of Employee's employment with the Company and at all times thereafter as set forth in such agreements. Employee agrees to execute An Employee Inventions and Proprietary Rights Assignment Agreement if not previously executed.

Employee agrees that for a period of one year following the termination of (his/her) employment relationship with the Company for any reason, he/she will not directly or indirectly solicit any employee, vendor, distributor or customer of the Company to terminate that person's/entity's relationship with the Company.



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This Agreement constitutes the entire agreement between the Employee and the
Company regarding (i) any termination of their employment relationship and (ii) the Bonus, and it supersedes all previous negotiations, representations and agreements between the parties regarding those subjects. This Agreement may not be modified except by a supplemental written agreement signed by Employee and an authorized officer of the Company.

I agree to the terms and conditions of the above retention agreement. If I voluntarily resign my employment with InsWeb after acceptance of this agreement and prior to the end of the retention period, I revoke all conditions of the InsWeb special Termination agreement dated June 5, 2000.

Please confirm your acceptance of this Retention Agreement by signing in the space provided and returning to your Department Head.



/s/ Mark Guthrie                                            Dated: June 28, 2000
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Mark Guthrie




InsWeb Corporation



By: /s/ Hussein A. Enan                                     Dated: June 23, 2000
    --------------------------------                               -------------
      Chief Executive Officer